D. Brooks and Associates CPA’s, P.A.

Certified Public Accountants • Valuation Analyst • Advisors

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated September 6, 2013, with respect to the financial statements of IXIR Productions, Inc. contained in the Registration Statement and Prospectus of IXIR Productions, Inc. on Form S-1. We hereby consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the heading “Experts.”

D. Brooks and Associates CPA’s, P.A. West Palm Beach, FL October 29, 2013

D. Brooks and Associates CPA’s, P.A. 8918 Marlamoor Lane, West Palm Beach, FL 33412 – (954) 592-2507